EXHIBIT 99.1

Anchor BanCorp to Participate in Treasury Capital Purchase Program

MADISON, Wis., Jan. 9, 2009 (GLOBE NEWSWIRE) -- Anchor BanCorp Wisconsin, Inc. (Nasdaq:ABCW) announced today that it has received preliminary approval of its application to participate in the U.S. Department of Treasury (the "Treasury") Capital Purchase Program.

"The Treasury's preliminary approval of our application is an indication of the soundness of AnchorBank," said ABCW Chairman, President and CEO Douglas Timmerman. Anchor BanCorp is one of only a handful of Wisconsin bank holding companies currently approved to participate in the program.

Under the program, ABCW will issue senior preferred shares to the Treasury in an amount equal to 3 percent of its risk-weighted assets, or approximately $110.0 million. The preferred shares are subject to a 5 percent annual dividend for each of the first five years of the investment, increasing to 9 percent thereafter until redeemed by ABCW. As part of the program, ABCW will also issue to the Treasury 10-year warrants for the purchase of common stock with an aggregate market value equal to 15 percent of the $110.0 million senior preferred stock investment. The exercise price on the warrants will be the market price of ABCW's common stock at the date of issuance of the preferred shares, as computed using a 20-day trailing average. Funding is expected to occur in the first quarter of calendar 2009.

"AnchorBank is already considered to be well-capitalized, and engaging this new source of capital will further enhance our position in this challenging economic environment," said Timmerman. Mr. Timmerman went on to say that the Bank would do its best "to apply the funds in a way that will further the goals of the Treasury Capital Purchase Program by increasing the availability of credit to qualified consumer and residential loan customers." He noted that the infusion of capital would also allow the Bank greater latitude in its efforts to work with troubled but qualified borrowers.

Mr. Timmerman also noted that ABCW will continue to review options with respect to its previously announced strategic capital raising effort aimed at decreasing debt balances and improving the Bank's "well-capitalized" regulatory ratios. Mr. Timmerman said, "We expect any capital raised would further enhance the ability of ABCW and the Bank to deal with current economic conditions and continue plans for prudent growth."

Anchor BanCorp's stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.

For more information, contact Dale Ringgenberg, CFO, at (608)252-1810, Douglas J. Timmerman, President, Chairman and CEO of Anchor BanCorp Wisconsin, at (608)252-8782, or Mark D. Timmerman, President and CEO of AnchorBank at (608)252-8784.

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp's forward-looking statements.

CONTACT:  Anchor BanCorp Wisconsin Inc.
          Dale Ringgenberg, CFO
            (608)252-1810
          Douglas J. Timmerman, President, Chairman and CEO
            (608)252-8782

          AnchorBank
          Mark D. Timmerman, President and CEO
          (608)252-8784